Exhibit 23

Consent of Independent Auditors

The Board of Directors and Shareholders
Planar Systems, Inc. and Subsidiaries:

We consent to incorporation by reference in the Registration Statement on Form S-3 (File No. 333-89372) and Registration Statements on Forms S-8 (File Nos. 33-82696, 33-82688, 33-90258, 333-45191, 333-37502, 333-86886, 333-101145, 333-101147, and 333-101148) of Planar Systems, Inc. and subsidiaries of our report dated October 22, 2002 relating to the consolidated balance sheets of Planar Systems, Inc. and subsidiaries as of September 27, 2002 and September 28, 2001, and the related consolidated statements of operations, shareholders’ equity and cash flows for each of the years in the three-year period ended September 27, 2002, which report appears in the Annual Report on Form 10-K of Planar Systems, Inc. and subsidiaries for the year ended September 27, 2002. Our report refers to a change in method of accounting for goodwill in 2002.

/s/    KPMG LLP
December 20, 2002